                                                                       Exhibit 4

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933; THEY HAVE BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT AS MAY BE AUTHORIZED UNDER THE SECURITIES ACT OF 1933 AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

                                    CRAY INC.

Warrant                                                Right to Purchase 100,000
Certificate No. F-1               March 28, 2001       Shares of Common Stock
                                                       Of Cray Inc.


                               WARRANT TO PURCHASE
                             SHARES OF COMMON STOCK

        CRAY INC., a Washington corporation (the "Company"), hereby certifies that, for value received, FOOTHILL CAPITAL CORPORATION, a California corporation, or registered assigns (the "Holder"), is entitled to purchase, subject to the terms and conditions set forth herein, One Hundred Thousand (100,000) fully paid and nonassessable shares of Common Stock of the Company, at an initial purchase price per share determined in accordance with the provisions set forth in Section 1 below (the "Purchase Price"), at any time or from time to time after March 28, 2001 and on or prior to 5:00 P.M. Pacific Standard Time on March 28, 2005 (the "Expiration Date"). The Purchase Price and the number and kind of securities of the Company purchasable upon the exercise of this Warrant are subject to modification and adjustment as provided herein. The Purchase Price shall be payable in cash or by check in lawful funds of the United States of America. Upon presentation and surrender of this Warrant Certificate, together with payment of the Purchase Price of the shares of Common Stock thereby purchased and the Form of Notice of Exercise duly executed, at the principal office of the Company, the Holder shall be entitled to receive a certificate or certificates for the shares of Common Stock so purchased (the "Shares").

        1. Purchase Price. The Purchase Price of the shares of Common Stock issuable upon the exercise of the Warrants shall $1.76 per share.

        2. Registration and Transfer.

            2.1 General. The Company shall maintain books for the registration and transfer of Warrant Certificates. Prior to due presentment for registration of transfer of this Warrant Certificate, the Company may deem and treat the registered Holder as the absolute owner thereof.


            2.2 Compliance with Securities Laws. Notwithstanding the foregoing, the Warrant may not be assigned or transferred unless a Registration Statement is in effect covering these Warrants and the shares of Common Stock issuable hereunder pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or an opinion of counsel reasonably satisfactory to the Company to the effect that such registration is not required has been received by the Company prior to such transfer; provided, however, that such opinion of counsel shall not be required for a transfer to an Affiliate (as hereinafter defined) in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act. For purposes of this Section 2(a), an "Affiliate" of any person is any other person which controls, is controlled by or is under common control with such person.

            2.3 Registration. Subject to the foregoing, the Company shall register upon its books any transfer of a Warrant Certificate upon surrender of the same to the Company accompanied (if so required by the Company) by a written instrument of transfer duly executed by the registered Holder or by a duly authorized attorney-in-fact. Upon any such registration of transfer, a new Warrant Certificate shall be issued to the transferee and the surrendered Warrant Certificate shall be cancelled by the Company.

        3. Loss or Mutilation. Upon receipt by the Company of reasonable evidence of the ownership of and the loss, theft, destruction or mutilation of any Warrant Certificate and, in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or, in the case of mutilation, upon surrender and cancellation of the mutilated Warrant Certificate, the Company shall execute and deliver in lieu thereof a new Warrant Certificate representing an equal number of Warrants.

        4. Adjustments

            4.1 Split, Subdivision or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, the

Purchase Price shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.

            4.2 Common Stock Dividends. If the Company at any time while this Warrant is outstanding and unexpired shall pay a dividend with respect to Common Stock payable in, or make any other distribution with respect to the, shares of Common Stock, then the Purchase Price shall be adjusted, from and after the date of determination of the shareholders entitled to receive any dividend or distribution, to that price determined by multiplying the Purchase Price in effect immediately prior to such date of determination by a fraction (i) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution.

            4.3 Other Dividends. If the Company at any time while this Warrant is outstanding and unexpired shall pay a dividend or make any other distribution with respect to Common Stock payable in stock (other than Common Stock) or other securities or property, the Holder hereof shall be entitled to receive, upon exercise of the Warrants, in addition to the shares of Common Stock otherwise receivable upon exercise hereof, the same number and kind of stock other securities and property which the Holder would have received had the holder then held the shares of Common Stock receivable on exercise hereof on and before the record date for such dividend or distribution.

            4.4 Reclassifications and Recapitalizations. In the event of any reclassification or recapitalization of the Common Stock, the Purchase Price shall be appropriately adjusted in good faith by the Board of Directors of the Company to reflect such reclassification or recapitalization and to protect the rights of Holders of the Warrants to receive upon the exercise thereof the same amount of securities or property that they would have received had they exercised their Warrants immediately prior to the date for determination of holders of Common Stock entitled to receive securities or property as a result of such reclassification or recapitalization, and their rights to appropriate adjustments upon any further stock dividend, stock split, reclassification or recapitalization.

            4.5 Adjustment of Number of Shares. Upon each adjustment in the Purchase Price pursuant to Section 4.1 or Section 4.2 above, the Holder shall thereafter, on the exercise of this Warrant, be entitled to receive that number of shares of Common Stock which would be issuable on such exercise as of immediately prior to such adjustment multiplied by a fraction of (i) the numerator of which shall be the Purchase Price immediately prior to such adjustment, and (ii) the denominator of which shall be the Purchase Price immediately after such adjustment.

            4.6 Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 4) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person, after receiving a thirty (30) day prior written notice from the Company of such an event, the Holder of this Warrant Certificate shall thereafter be entitled to purchase (and it shall be a condition to the consummation of any such reorganization, merger, consolidation or sale, that appropriate provision be made so that the holders of the Warrants shall thereafter be entitled to purchase), upon exercise of the Warrants, the kind and amount of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger, consolidation or sale, to which a holder of Common Stock issuable upon exercise would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Warrants after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 4 (including adjustment of the Purchase Price then in effect and the number of shares purchasable upon exercise of the Warrants) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

            4.7 Certificate as to Adjustment. Upon the occurrence of each adjustment or readjustment of the Purchase Price pursuant to this Section 4, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause its chief financial officer to verify such computation and prepare and furnish to each Holder of the Warrants a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder of the Warrants, furnish or cause to be furnished to such Holder a like certificate setting forth
(A) such adjustment and readjustment, (B) the Purchase Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other securities and/or property which at the time would be receivable upon the exercise of a Warrant. Such certificate shall set forth in reasonable detail such facts as may be necessary to show the reason for and manner of computing such adjustment. If demanded by the Holders of more than 10% of the total outstanding Warrants, the Company shall provide the Holders of the Warrants a verification or confirmation of the calculation of such adjustment signed by an independent certificate public accountant, which may be the firm of independent certified public accountants servicing the Company.

            4.8 No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holders against impairment.

            4.9 Notices of Record Date. In the event of any taking by the Company of a record of the Holders of any class of securities for the purpose of determining the Holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any rights to subscribe for, purchase or otherwise acquire any shares of stock of any class or for any securities or property, or to receive any other right, this Company shall mail to each Holder, at least thirty (30) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

            4.10 No Fractional Shares. No fractional shares shall be issued upon exercise of the Warrants, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Such rounding shall be determined on the basis of the total number of Warrants the Holder is at the time exercising and the number of shares of Common Stock issuable upon such aggregate exercise.

        5. Registration Rights. For purposes of this Section 5, the shares of Common Stock issuable upon exercise of these Warrants are referred to herein as the "Warrant Shares."

            5.1 Piggyback Registration. If the Company proposes to register its common stock, or other type of the security purchasable upon exercise hereof, under the Act, other than a registration statement covering an employee benefit plan or a merger or acquisition or pursuant to registration rights in effect on the date hereof or pursuant to a registration rights agreement between the Company and NEC Corporation, it will give written notice, at least sixty (60) days prior to the filing of each such registration statement, to the Holder and the holders of any Warrant Shares. If the Holder and/or any holder of Warrant Shares notifies the Company within twenty (20) days after receipt of any such notice of its desire to include the Warrant Shares in such proposed registration statement, the Company shall afford the Holder and/or the holders of Warrant Shares the opportunity to have the Warrant Shares registered under such registration statement; provided, however, if the offering is underwritten, the underwriter shall have the right to limit the number of Warrant Shares to be included in the registration statement, but only pro rata to the extent that the registration of all other shares is reduced by the underwriter.

            Notwithstanding the provisions of this Section 5.1, the Company shall have the right at any time after it shall have given written notice pursuant to this Section 5.1 (irrespective of whether a written request for inclusion of Warrant Shares shall have been made) to elect not to file any such proposed registration statement, or to withdraw the same after the filing but prior to the effective date thereof.

            5.2 Demand Registration. Six (6) months after March 28, 2001, Holder shall have a right to request that the Company effect any registration with respect to the resale by the Holders of its Warrant Shares. The Company shall as soon as practicable, effect such registration (including, without limitation, appropriate qualification under applicable state securities laws and appropriate compliance with applicable regulations issued under the Securities Act, and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution by the Holders of all or such portion of such Warrant Shares as are specified in such request.

            5.3 Covenants of the Company with respect to Registration. In connection with any registration under Sections 5.1 and 5.2 hereof, the Company covenants and agrees as follows:

                (a) The Company shall use its best efforts to have any registration statement declared effective at the earliest possible time, and shall furnish such number of prospectuses as shall reasonably be requested.

                (b) The Company shall pay all costs, fees and expenses in connection with all registration statements including, without limitation, the Company's legal and accounting fees, printing expenses, blue sky fees and expenses, except that the Company shall not pay for any of the following costs, fees or expenses: (i) underwriting discounts and commissions allocable to the Warrant Shares, (ii) state transfer taxes, and (iii) brokerage commissions.

                (c) The Company will take all necessary action which may be required in qualifying or registering the Warrant Shares included in a registration statement for offering and sale under the securities or blue sky laws of such states as are requested by the holders of the Warrant Shares, provided that the Company shall not be obligated to execute or file any general consent to service of process or to qualify as a foreign corporation to do business under the laws of any such jurisdiction.

                (d) The Company shall keep such registration effective for a period of 120 days or until the holders of Warrant Shares have completed the distribution described in the registration statement relating thereto, whichever first occurs.

                (e) In the event of any underwritten public offering, the Company shall perform its obligations under the underwriting agreement.

                (f) The Company shall notify each holder of Warrant Shares covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

                (g) In connection with any sale of securities involving an underwriter, the Company shall furnish, at the request of any holder of Warrant Shares on the date that such Warrant Shares are delivered to the underwriters for sale in connection with a registration, (i) an opinion dated such date, of the counsel representing the Company for the purposes of such registration, addressed to the underwriters and, if such counsel is also representing the holders requesting registration of Warrant Shares, to such holders, and (ii) a letter dated such date, from the independent certified public accountants of the Company, addressed to the underwriters and such holders. The Holder shall not negotiate the foregoing opinion or letter, but shall accept the opinion and letter in the form acceptable to the Company.

            5.4 Indemnification.

                (a) The Company shall indemnify the holders of Warrant Shares to be sold pursuant to any registration statement and each person, if any, who controls such holders within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), against all loss, claim, damage, expense or liability (including all attorneys' fees and expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Act, the Exchange Act or otherwise, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Act or any rule or regulation promulgated under the Act applicable to the Company in connection with any such registration.

                (b) Each holder of the Warrant Shares to be sold pursuant to a registration statement, and their successors and assigns, shall indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against all loss, claim, damage or expense or liability (including all attorneys' fees and expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such holder of Warrant Shares and stated to be specifically for use therein. Notwithstanding the foregoing, the liability of each holder of Warrant Shares under this subsection (b) shall be limited in an amount equal to the proceeds received by the Holder from the sale of the shares sold by such Holder, unless such liability arises out of or is based on willful misconduct by such Holder.

                (c) Each party entitled to indemnification under this Section
5.3 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5.3 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which the Indemnified Party shall reasonably conclude that there is a conflict of interest or separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

        6. Exercise of Warrants. The purchase rights represented by this Warrant are exercisable by the Holder, in whole or in part, at any time and from time to time on or after the Exercise Date (as such is defined in this Section 1) and on or prior to the Expiration Date. The Warrants may be exercised by surrender of this Warrant Certificate, with the Notice of Exercise attached hereto duly executed, to the principal executive office of the Company, which presently is located at 411 First Avenue South, Suite 600, Seattle, WA 98104-2860 (Attention:
Vice President- Finance)(or such other office or agency of the Company as it may designate by notice in writing to the registered Holder hereof at the address of such Holder appearing on the books of the Company), and shall be accompanied by payment in cash, check or bank draft, payable to the Company, in an amount equal to the full Purchase Price of such shares. The Company shall deliver a certificate or certificates representing the shares subject to such exercise as soon as practicable, and in any event within ten (10) days, after the notice shall be received. The certificate or certificates for the shares as to which the Warrants shall have been so exercised shall be registered in the name of the person or persons so exercising the Warrants and shall be delivered, as provided above, to or upon the written order of the person or persons exercising the Warrants. In the event the Warrants shall be exercised by any person or persons other than the Holder in accordance with the terms hereof, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Warrants. All shares of Common Stock which may be issued upon the exercise of the Warrants as provided herein shall be fully paid and nonassessable and free from all taxes, liens and charges with respect thereto. The holder of this Warrant Certificate shall not be entitled to the privileges of share ownership as to any shares of Common Stock not actually issued and delivered to it. The Holder hereby certifies that all shares of Common Stock in the Company purchased or to be purchased by it pursuant to the exercise of this Warrant Certificate are being, or are to be, acquired by it for investment, and not with a view to the distribution thereof.

            6.1 Cashless Exercise. At the election of the Holder, in lieu of paying some or all of the Purchase Price in cash, this Warrant may be exercised by reducing the number of shares of Common Stock received upon such exercise (a "Cashless Exercise"). The number of shares of Common Stock delivered upon a Cashless Exercise shall be determined based on the formula:

                     N =   E
                          ---
                          FMV

                where:

                N    =    the number of Shares which would otherwise have been
                          received but are not to be received upon a Cashless
                          Exercise

                E    =    the aggregate Purchase Price for the number of
                          Warrants being exercised that would have been paid without the Cashless Exercise.

                FMV  =    the average closing bid price of the Common Stock on
                          the principal market for the ten trading days prior to the date of the Notice of Exercise.

                For example, if the Holder is exercising 100 Warrants with a per Warrant Purchase Price of $1.25 per share through a Cashless Exercise when the Common Stock's FMV is $2.50 per share, upon such Cashless Exercise the Holder will receive 50 Shares rather than 100.

                As soon as practicable after the Company shall have received such Notice of Exercise and any required payment, the Company shall execute and deliver or cause to be executed and delivered, in accordance with such Notice of Exercise, to the Holder at the address set forth in such Notice of Exercise a certificate or certificates representing the number of shares of Common Stock specified in such Notice of Exercise. The Warrant shall be deemed to have been exercised and such share certificate or certificates shall be deemed to have been issued, and the Holder shall be deemed for all purposes to have become a holder of record of shares of Common Stock, as of the date that such Notice of Exercise and any required payment shall have been received by the Company.

                The Holder shall surrender this Warrant certificate of the Company when it delivers the Notice of Exercise, and in the event of a partial exercise of the Warrant, the Company shall execute and deliver to the Holder, at the time the Company delivers the share certificate or certificates issued pursuant to such Notice of Exercise, a new Warrant certificate for the unexercised portion of the Warrant, but in all other respect identical to this Warrant certificate.

                The Company shall pay all expenses, taxes and other charges payable in connection with the preparation, issuance and delivery of certificates for the Shares and any new Warrant certificates.

        7. General. The Company shall at all times during the term of the Warrants reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Warrant Certificate; and if at any time the number of authorized but unissued shares of Common Stock shall be insufficient to effect the exercise of all then outstanding Warrants, in addition to such other remedies as shall be available to any Holder of such Warrants, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number as shall be sufficient for such purposes. The Company shall pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations, which, in the opinion of counsel for the Company, shall be applicable thereto.

        8. Legends. It is understood that the certificates evidencing the Common Stock purchased upon exercise of this Warrant Certificate may bear the following legend:


                "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933; THEY HAVE BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT AS MAY BE AUTHORIZED UNDER THE SECURITIES ACT OF 1933 AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER."

        9. Notices. Any notice required by the provisions of this Warrant Certificate to be given to the Holders shall be deemed given three (3) days after it is deposited in the United States mail, certified or registered, return receipt requested, and addressed to each Holder of record at its address appearing on the books of this Company or on the date actually delivered in person.

        10. Governing Law. This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of California.


                       [SIGNATURES ON THE FOLLOWING PAGE]

        IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed by its officer thereunto duly authorized as of the day and year first above written.

                                            CRAY INC., a Washington corporation


                                            By: /s/ KENNETH W. JOHNSON
                                            Name:  Kenneth W. Johnson
                                            Title: Vice President - Finance

                                     ANNEX A

                               NOTICE OF EXERCISE

TO: CRAY INC.:


        The undersigned hereby (1) elects to purchase ______ shares of Common Stock of Cray Inc. issuable upon the exercise of the attached Warrants, (2) tenders herewith payment of the Purchase Price of such shares in full, and requests that certificates representing such shares be issued in the name of and delivered to the following [please print]:

               --------------------------------------------------
               Social Security or Other Identification Number

               --------------------------------------------------
               Name

               --------------------------------------------------
               Street Address or Post Office Box

               --------------------------------------------------
               City, State and Zip Code


Date:                                             ------------------------------
     ---------------------                        Print Name of Holder

                                                  ------------------------------
                                                  Signature

                                                  ------------------------------
                                                  Title